Exhibit 10.61
China Hydroelectric Corporation
And

Henan Lan Tian Group Co., Ltd.

Capital Increase Agreement

October 22nd, 2009

     Capital Increase Agreement of
Henan Wuyue Storage Power Generation Co., Ltd.
This Capital Increase Agreement (hereinafter referred to as the “Agreement”) is entered into at Zhengzhou City as of October 22nd, 2009 by and between the following parties:

Party A:	China Hydroelectric Corporation (Chinese translation of the name is: a company incorporated under the laws of Cayman Islands, its registered address is 558 Lime Rock Road, Lime Rock, Connecticut 06039, and the authorized representative is John D. Kuhns;

Party B:	Henan Lan Tian Group Co., Ltd., a company incorporated under the laws of the People’s Republic of China, its domicile is No.68 Jiefang Road, Zhumadian City, and its legal representative is Li Xinhua.
In this Agreement, Party A and Party B shall be referred to collectively as “the Parties”.
1.	Causes and Purpose of the Execution of this Agreement

1.1	Party B has already obtained the “Reply on carrying out the preparatory work of Henan Xinyang Wuyue Storage Power Generation Station” (Fa Gai Ban Neng Yuan [2006] No. 503, hereinafter referred to as the “Reply”), which approves of carrying out the preparatory work of construction of Henan Xinyang Wuyue Storage Power Generation Station (hereinafter referred to as “Wuyue Power Station”), and Party B has carried out part of the preparatory work.

1.2	Party B makes a contribution of RMB 43,000,000.00 Yuan and possesses 100% equity interest of Henan Wuyue Storage Power Generation Co., Ltd (hereinafter referred to as “Wuyue Company”).

1.3	The Parties agree that Party A will subscribe the increased capital RMB 162,500,000.00 Yuan (hereinafter referred to as the “price of increased capital”) of Wuyue Company. After the completion of capital increase, Wuyue Company will change into a China foreign equity joint venture. The Parties unanimously agree to apply to National Development and Reform Commission for the approval and subsequent construction of Wuyue Power Station for the construction subject, i.e., the joint venture.

2.	Warranties and Undertakings

2.1	Party B undertakes that all the rights and interests obtained or to be obtained by it related to Wuyue Company shall be enjoyed by Wuyue Company.

2.2	Party B warrants that no mortgage, pledge or other third party rights have been imposed upon the assets of Wuyue Company, and Wuyue Company has never provided guaranty for any individual, legal person, or other organizations. Party B warrants that its contribution to Wuyue Company is real, without any conduct of false capital contribution, revocation, transfer, or illegal withdrawal of contribution. Party B also warranties that no pledge or any third party rights exist on the equity interest of Wuyue as it holds.

2.3	Party A and Party B warrant that all the attestations, documents, materials and information provided or to be provided according to this Agreement are real, accurate and complete. The facts upon which such attestations, documents, materials and information are based are real and legitimate as well.

2.4	Party A and Party B warrant that they have obtained all the authorization and approval to execute and perform the obligations of this Agreement. The execution and performance of this Agreement will not conflict with other legitimate obligations assumed collectively or respectively by the Parties.

2.5	Party A and Party B warranty and undertake that they are companies duly incorporated and effectively existing and each Party has the capacity to perform the obligations under this Agreement.

2.6	Party B is liable for carrying out the formalities of examination and approval, modification and filing required by capital increase and equity interest transfer according to Chinese laws. It also undertakes to obtain legal and effective certificate of approval and business license for enterprise legal person. Party B is also liable for completing the project approval procedures, other relevant procedures and work.

2.7	Party A undertakes that it will provide necessary documents and assist Party B with carrying out the formalities of examination and approval, modification and filing required by capital increase and equity interest transfer according to Chinese laws and requirements of relevant authorities.

2.8	The Parties agree to consult friendly and take advantage of each other so as to further strengthen the cooperation in the construction of Wuyue Power Station Project after the China foreign equity joint venture has been set up.

3.	Capital Increase and Equity Interest Expansion, Equity Interest Transfer (the amount and means of payment are for reference only)

3.1	The newly increased registered capital of Wuyue Company is RMB 162,500,000.00 Yuan which is all to be contributed by Party A in convertible foreign exchange of US dollars. The U.S. dollars which is equivalent to RMB [162,500,000.00] Yuan (which shall be calculated according to the benchmark exchange rate on the remittance date as published by People’s Bank of China) shall be remitted to the special account used for capital increase of Wuyue Company according to the provisions of this Agreement.

3.2	Party A shall pay the first installment of increased capital within 30 days after this Agreement is approved by the authorized examination and approval department, the first installment of increased capital shall be 20% of the newly increased capital of Wuyue Company. Party A shall pay off the remaining increased capital within 2 years upon the approval on registration for alteration of Wuyue Company.

3.3	The capital structure of Wuyue Company after the capital increase is as follows: Party A contributes RMB 162,500,000.00 Yuan, accounting for 79% of the equity interest; Party B contributes RMB 43,000,000.00 Yuan, accounting for 21% of the equity interest. The Parties agrees that during the period from this capital increase is completed to the proportion of the equity interests Party A holds reaches 95%, Party A is entitled to keep increasing the registered capital of Wuyue Company according to construction of Wuyue Power Station Project, and independently decide the schedule and amount of capital increase; Party B agrees to waive the right to subscribe the increased capital of Wuyue Company, and undertakes to assist and cooperate with Party

A regarding the capital increase, including but not limited to issuing necessary documents/resolutions, completing the examination/approval, registration, recording and other procedures.

3.4	The Parties agree that one of the use the price of increased capital is to pay off the liabilities payable to Party B by Wuyue Company, RMB 18,000,000.00 Yuan to Party B, the schedule of the payment is as follows: Party A will pay RMB 10,000,000.00 Yuan to Party B within 7 days after Wuyue Company receives the first installment of the price of increased capital and pay RMB 4,000,000.00 Yuan to Party B within 5 days after the feasibility study report of Wuyue Power Station Project is examined and approved by relevant authority, and pay the remaining RMB 4,000,000.00 Yuan to Party B within 5 days after Wuyue Power Station Project is approved by the authority in charge.

3.5	After the foregoing capital increase and equity interest transfer are completed, Wuyue Company shall hire an accounting institution to produce the capital verification report and issue the contribution certificates to Party A and Party B.

3.6	Party B is liable for submitting the documents and matters regarding this capital increase to the examination and approval authority for approval, and is liable for registration for alteration at the Administration for Industry and Commerce.

4.	Delivery

4.1	Party B warrants that Wuyue Company may sign any contract or document, and issue any document on condition that the prior consent in writing of Party A has been obtained during the period from the execution of this Agreement to Wuyue Company which is a China foreign equity joint venture has been set up.

4.2	The corporate seal, special seal for contractual uses and all the other seals of Wuyue Company, and all the original documents of Wuyue Power Station Project such as the certificates, contracts, agreements, documents and government approvals etc shall be managed by Party A within 5 days after Wuyue Company (which is a China foreign equity joint venture) has been set up.

4.3	The Annex 1 of this Agreement “The schedule of accounts payable” which is disclosed by Party B specifies the whole liabilities Wuyue Company assumes as of September 30th, 2009. The total amount is RMB 14,141,819.62 Yuan. Such liabilities shall be assumed by Wuyue Company. The debts under other projects and which have not been listed in Annex 1 “The schedule of accounts payable” shall be assumed by Party B, the creditor’s rights shall be enjoyed by Party B. Party B shall appropriately pay off or deal with such rights and debts after this Agreement comes into effect. Party B shall compensate Party A or Wuyue Company for any losses or liabilities resulting from such rights and debts.

4.4	After this Agreement comes into effective, Party A will preferentially employ the staff from Wuyue Project Department of Party B subject to the principle of selecting the best, objectivity and fairness, and will build the employment relationship according to the law.

4.5	The Articles of association of the company shall be altered, the board of directors and relevant management bodies shall be reorganized after this capital increase is completed. The directors shall be appointed by Party A, but Party B can recommend one candidate for director who will be officially appointed by Party A after being approved by Party A. The establishment of the other management bodies shall be decided by the board of directors of the Company.

5.	Liability for Breach of the Agreement

5.1	If this Agreement becomes null and void, unable to be performed or unable to be fully performed, because the execution or performance of this Agreement by one party conflicts or violates other contracts or articles of association of that party, or the authorization or approval of governmental organizations, or due to reasons attributable to any party, it comprises the breach of the Agreement by that party. The breaching party shall pay one percent of capital increase as penalty to the observant party. If the penalty cannot compensate the observant party for the losses resulting from the execution and performance of this Agreement, the breaching party shall make up for the losses.

5.2	If any party breaches its duties under the Agreement, or makes any misstatement, or fails to perform liability of guaranty, it constitutes breach of this Agreement. The breaching party shall pay one percent of the capital increase as penalty. If the penalty cannot compensate the observant party for the losses resulting from the execution and performance of this Agreement, the breaching party shall make up for the losses.

5.3	If the legal existence of Wuyue Company or Wuyue Power Station Project is affected, because Party B fails to disclose any information which shall be disclosed, Party A has the right to terminate this Agreement, and take back the investment already paid, moreover, Party B shall pay one percent of the price of increased capital to Party A as penalty. If the penalty cannot compensate the observant party for the losses resulting from the execution and performance of this Agreement, the breaching party shall make up for the losses.

5.4	If Party A fails to pay the increased capital according to Article 3.2 under this Agreement or make the compensation payment to Party B according to the provision of Article 3.4 under this Agreement, Party A shall pay 0.05% of the delayed payment per day as penalty for overdue payment.

5.5	From the execution of this Agreement to the approval on registration of registered capital change of Wuyue Company, if Party B conducts any performance which causes damages to the assets, rights or benefits of Wuyue Company, it consists breach of this Agreement. Party B shall compensate Party A for the losses resulting from the breach.

6.	Modification and termination of the Agreement

6.1	The modification or supplementary to this Agreement shall be agreed by both Parties in written agreement.

6.2	In any of the following conditions, this Agreement can be terminated upon written agreement by both parties:
(1)	after the execution of this Agreement until the completion of capital increase, there are some modifications or changes to the applicable laws, regulations, or policies, resulting in substantive impact on the performance of this Agreement, and the Parties cannot reach a consensus regarding the modification of this Agreement according to the new laws or regulations;

(2)	Wuyue Power Station Project fails to obtain the approval of National Development and Reform Commission according to the provisions of this Agreement;

(3)	if the Agreement becomes unable to be performed due to force majeure;

(4)	other circumstances under which both Parties agree upon the termination of this Agreement.
7.	Confidentiality

Any commercial secret or other unpublicized information obtained by one Party during the execution and performance of this Agreement shall not be disclosed or used by that party, except for the disclosure as required by laws, regulations, or supervisory departments.

8.	Force Majeure

If one Party or the Parties fail to perform this Agreement because of force majeure, the Party claiming force majeure shall inform the other party promptly and use reasonable endeavors to minimize the losses. It shall also furnish within fifteen days thereafter sufficient proof of the occurrence of such force majeure issued by relevant authorities. Both Parties shall consult with each other in order to decide whether to suspend the performance or to terminate the Agreement and shall arrive at written agreement.

9.	Dispute resolution and applicable laws

This Agreement is governed by and explained according to Chinese laws. Any disputes arising from or related to this Agreement shall be resolved through the friendly consultation by the Parties. Should the Parties fails to settle the disputes by consultation, each party is entitled to apply to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration, and the disputes shall be resolved by arbitration in Beijing in accordance with the Arbitration Rules of CIETAC being in force when the application is made.

10.	Execution, coming into force and others

10.1	This Agreement is executed in both Chinese and English, and the Chinese version shall prevail. This Agreement comes into force after the execution of both Parties and approval by authorities.

10.2	This Agreement is made in [ 8 ] copies, with each party holding [ 2 ] copy.

Other copies are used for the modification procedures and each copy has the same legal effectiveness.

10.3	The cost for the procedures of capital increase as required by Chinese laws shall be borne by Wuyue Company which has completed the capital increase, and the cost for the execution and performance of this Agreement shall be borne by each Party. The tax paid for the capital increase shall be assumed by each Party according to relevant laws and regulations. As this Agreement comes into effective, the reasonable expenses paid by Party B for the approval procedures of Wuyue Power Station Project and other relevant formalities/work, after being approved by Party A, shall be borne by Wuyue Company which has completed the capital increase.

11.	Notice

Any notice sent by one party to the other party shall be delivered by means of telegraph, telex, email or letters. The addresses and recipients for the Parties in this Agreement are as follows:

Party A: Zone B, 25th Floor, New Poly Plaza, North Street No. l, Chao Yang Men, Dong Cheng District, Beijing
Postcode: 100010
Telephone: 010-64082341
Facsimile: 010-64974430
Recipient: Xu Hongliang
Party B: Jiefang Road No. 68, Zhumadain City, Henan Province
Postcode: 463000
Telephone: 0396-2958018
Facsimile: 0396-2958000
Recipient: Hu Mingyao

This page contains no text and is the signature page for Capital Increase Agreement.

Party A:

Authorized representative:

Party B:

Authorized representative:

Annex 1
The schedule of accounts payable

Name: Henan Wuyue Storage Power Generation Co., Ltd	As of: September 30, 2009

No	Name	Content	Banlance (Yuan)
1	Lan Tian Holiday Village under Henan Ecology Tour Co., Ltd.	Conference and Meal expense	514,398.00
2	Shen Wei	arrearage for purchasing furniture	2,440.00
3	Li Wanbai	make the payment for the construction of laying foundation, which is expected to be reimbursed	270,569.07
4	Henan Ecology Tea Co., Ltd.	tea expenses	154,712.00
5	Hennan Electric Power Survey & Design Institute	consulting fee	200,000.00
6	Hydrochina Zhongnan Engineering Corporation	design fee	10,000,000.00
7	Post Office of Xinyang City	labour fees payable	79,800.00
8	China Power Construction Engineering Consulting Zhongnan Coporation	consulting fee	200,000.00
9	Hydrochina Consulting Corporation	preliminary feasibility study technology examining fees	1,000,000.00
10	Guangshan County Heguangduo Station for Purchase and Supply of the Famous High-quality Wine	cigrette and wine expenses	15,700.00
11	Zhuangyuanfu Hotel	serving expenses	22,651.00
12	Simaguang Hotel	serving expenses	6,000.00
13	Bi Hai Yun Tian Hotel	accomadation and meal fees	56,545.00
14	Wang Shengli	tea and meal expenses payable	147,134.00
15	Zhongyuan Hotel	accommodation and meal expenses	600,000.00
16	Guangshan County Zhongjin Stones Factory	price of materials used for building roads and laying foundation	123,000.00
17	Zhumadian Boxin Accounting Co., Ltd.	capital verification auditing fees	12,000.00
18	employee	expenses payable for reimbursement	604,003.09
19	Zhong Yuan Gasification Engineering Co., Ltd.	payment for construction	75,330.46
20	the Pension of employee		6,096.00
21	Li Wanhai	meal expenses payable	51,441.00

	Total		14,141,819.62